EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended September 30, 2009	Fiscal Year Ended December 31,
		2008	2007	2006	2005	2004

EARNINGS

Pre-tax income from continuing operations	7,834,855	12,954,028	7,035,374	1,841,932	3,895,092	(229,590)
Fixed charges (see below)	869,049	2,662,734	5,857,117	5,183,567	360,782	406,840
Amortization of capitalized interests	N/A	N/A	N/A	N/A	N/A	N/A
Distributed income of equity investees	N/A	N/A	N/A	N/A	N/A	N/A
Less:
Interest capitalized	N/A	N/A	N/A	N/A	N/A	N/A
Preferred security dividend requirements	N/A	N/A	N/A	N/A	N/A	N/A

	8,703,904	15,616,762	12,892,491	7,025,499	4,255,874	177,250

FIXED CHARGES

Interests expensed + capitalized	793,251	2,662,734	5,857,117	5,183,567	360,782	406,840
Fair value change in derivative financial instruments	75,798	—	—	—	—	—
Interest within rental expenses	—	—	—	—	—	—
Preferred security dividend requirements	—	—	—	—	—	—

	869,049	2,662,734	5,857,117	5,183,567	360,782	406,840

RATIO OF EARNINGS TO FIXED CHARGES	10.02	5.86	2.20	1.36	11.80	0.44